UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-k

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/20/2007

Marriott International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-13881

Delaware	52-2055918
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10400 Fernwood Road
Bethesda, MD 20817
(Address of principal executive offices, including zip code)

301-380-3000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

On June 20, 2007, Marriott International, Inc. (the "Company") entered into a Terms Agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and the other Underwriters listed on Schedule I thereto (which incorporates by reference the Underwriting Agreement General Terms and Provisions dated June 9, 2006 (the "Underwriting Agreement")) to sell $350 million aggregate principal amount of its 6.375% Series I Notes due 2017 (the "Notes"). The offering of the Notes closed on June 25, 2007. The Company received net proceeds of approximately $346 million from this offering, after deducting the underwriting discount and estimated expenses of the offering. The Company expects to use these proceeds for general corporate purposes, including working capital, capital expenditures, acquisitions, stock repurchases and to repay commercial paper borrowings.
The Company will pay interest on the Notes on June 15 and December 15 of each year, commencing on December 15, 2007. The Notes will mature on June 15, 2017, and are redeemable, in whole or in part, at any time and from time to time under the terms provided in the form of Note.
The Notes were issued under an indenture with The Bank of New York, successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as trustee, dated as of November 16, 1998 (the "Indenture").
The Terms Agreement, the Underwriting Agreement, the Indenture and the form of Note are all filed or incorporated by reference as exhibits to this Current Report.

Item 9.01.    Financial Statements and Exhibits

1.1 Underwriting Agreement General Terms and Provisions dated June 9, 2006 (incorporated by reference to Exhibit 1.1 to our Series H Form 8-K filed June 14, 2006).
1.2 Terms Agreement dated June 20, 2007, among the Company and the Underwriters named therein.
4.1 Indenture dated November 16, 1998, between the Company and The Bank of New York, as successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as trustee (incorporated by reference to Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended January 1, 1999).
4.2 Form of 6.375% Series I Notes due 2017.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marriott International, Inc.

Date: June 25, 2007	By:	/s/ Carl T. Berquist
Carl T. Berquist
Executive Vice President, Financial Information and Enterprise Risk Management

Exhibit Index

Exhibit No.	Description
EX-1.2	Terms Agreement dated June 20, 2007, among the Company and the Underwriters named therein.
EX-4.2	Form of 6.375% Series I Notes due 2017.